EXHIBIT  99.1

FOR IMMEDIATE RELEASE

WATERBURY, CONN. - (Business Wire) - February 25, 2005. DiaSys Corporation (AMEX:DYX-News), a global healthcare products company, has announced that on February 23, 2005, it had received a letter from the Associate Director-Listing Qualifications of the American Stock Exchange (the "AMEX") advising that the Company was not in compliance with the AMEX's listing requirements (contained in Section 1003(a)(ii) of the AMEX Company Guide) in that it had shareholders' equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years.

In order to maintain its AMEX listing, the Company must submit a plan by March 23, 2005 advising the AMEX of action it has taken, or will take, that would bring it into compliance with the continued listing standards within a maximum of 18 months from February 23, 2005. Acceptance of such plan is in the discretion of the AMEX. If the plan is accepted, the Company will be able to continue its listing during the plan period of up to 18 months, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. If the Company is not in compliance with the listing standards at the end of such 18-month period, the AMEX will initiate delisting proceedings.

It is the Company's intention to prepare and submit such a plan in accordance with the AMEX requirements. DiaSys expressed confidence that it would be able to bring itself into compliance with AMEX listing standards within the 18 month period.

DiaSys Corporation designs, develops, manufactures and distributes proprietary medical laboratory equipment, consumables and infectious disease test-kits to healthcare & veterinary laboratories worldwide. Headquartered in Waterbury, Connecticut USA, the Company operates in Europe through its wholly owned subsidiary based in Wokingham, England and in Pacific Asia through its strategic business partner located in Guangzhou, China. DiaSys, Parasep and Urisep are registered trademarks of DiaSys Corporation.

This press release contains forward-looking statements within the meaning of, and made pursuant to, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or events, or timing of events, relating to the Company to materially differ from those expressed or implied by such forward looking statements. DiaSys refers interested parties to its most recent Annual Report on Form 10-KSB and other SEC filings for a complete description of, and discussions about, the Company.